UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2024

MOHAWK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-13697	52-1604305
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

160 S. Industrial Blvd., Calhoun, Georgia		30701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (706) 629-7721

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (CFR 240.17R 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $.01 par value	MHK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2024, Mohawk Industries, Inc. (the “Company”) announced that, effective February 1, 2025, Christopher Wellborn will retire from his role as the Company’s President and Chief Operating Officer and will continue in a senior advisory role after February 1, 2025 to ensure a successful transition of the business and its strategies. Mr. Wellborn will also remain on the Company’s Board of Directors (the “Board”), where he will assume the role of Vice Chair. Mr. Wellborn’s strong leadership and deep knowledge of the ceramics industry have been integral to the Company’s strategic growth over the last two decades. Mr. Wellborn joined the Board in 2002 following the Company’s acquisition of Dal-Tile Corporation, where he had served as Executive Vice President and Chief Financial Officer since 1997. Mr. Wellborn was appointed as the Company’s Chief Operating Officer in November 2005 and as its President and Chief Operating Officer in November 2009. Under Mr. Wellborn’s leadership, the Company has become the world’s largest producer of ceramic tile, with manufacturing in eight countries on three continents and sales in approximately 140 nations. As Vice Chair of the Board, Mr. Wellborn’s extensive knowledge of and experience with the Company and the international flooring industry will continue to enhance the Board’s strategic oversight and the creation of long-term sustainable growth.

The Company also announced that Paul De Cock will succeed Mr. Wellborn as the Company’s President and Chief Operating Officer, effective February 1, 2025. Mr. De Cock’s successful leadership of the Company’s Flooring North America segment since November 2018, combined with his nearly three decades of industry experience across various product categories and geographies with both the Company and Unilin Group, uniquely positions him to lead the Company in executing its strategic operational initiatives going forward. Prior to his promotion to President – Flooring North America, Mr. De Cock served as President – Flooring in the Company’s Flooring Rest of the World segment from 2008 to 2018 and as President – Unilin North America from 2006 to 2008. He served in various leadership roles within Unilin Group from 1997 until 2005, when the Company acquired Unilin Group. The Company believes that Mr. De Cock’s demonstrated leadership with the Company and expertise in all aspects of the flooring industry will enhance his contributions to the Company as President and Chief Operating Officer.

The Company also announced that Ken Walma will join the Company on November 11, 2024, and will succeed Mr. De Cock as President of the Company’s Flooring North America segment effective February 1, 2025. Mr. Walma has served as Group President – Air Movement & Heat Group at Madison Air, an HVAC and refrigeration manufacturer, since June 2023, and as Chief Executive Officer of Big Ass Fans, a portfolio company of Madison Air, since May 2022. Prior to joining Madison Air and Big Ass Fans, Mr. Walma served as Vice President and General Manager at Signify, an appliance and electronics manufacturer, from March 2020 until May 2022, and in various roles at Eaton from April 2007 until March 2020.

In connection with Mr. Wellborn’s senior advisory role, the Compensation Committee of the Board has approved an annualized base salary of approximately $312,000, effective February 1, 2025. In addition, Mr. Wellborn will remain eligible for the annual incentive awards and long-term incentive opportunities under the Company’s 2017 Incentive Plan. Mr. Wellborn will not participate in the Company’s Non-Employee Director Compensation Plan.

In connection with Mr. De Cock’s promotion, the Compensation Committee of the Board has approved an annualized base salary of $1.2 million and participation in the Company’s annual cash bonus and equity incentive plans on similar terms as our other senior executives, and a sign-on equity award of $2.0 million time-vesting restricted stock units. The sign-on equity award will vest on the fifth anniversary of the date of grant, subject to continued employment. The existing employment agreement dated December 29, 2018 by and between Mohawk Carpet, LLC and Mr. De Cock will terminate and have no further force and effect on February 1, 2025, concurrent with Mr. De Cock’s promotion to President and Chief Operating Officer of the Company.

Item 7.01 Regulation FD Disclosure.

On November 6, 2024, the Company issued a press release announcing the leadership change set forth in Item 5.02 above. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

This information, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated November 6, 2024.

104 Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mohawk Industries, Inc.
Date:	November 6, 2024	By:	/s/ R. David Patton
R. David Patton
Vice President - Business Strategy and General Counsel